                            SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))
[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                          THE STRIDE RITE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


-------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------------


    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------


    (4) Proposed maximum aggregate value of transaction:

    ---------------------------------------------------------------------------


    (5) Total fee paid:

    ---------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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Notes:

                         THE STRIDE RITE CORPORATION
                               191 SPRING STREET
                      LEXINGTON, MASSACHUSETTS 02173-9191

                                                              February 28, 1996

To Our Stockholders:

  You are cordially invited to attend the Annual Meeting of Stockholders of The Stride Rite Corporation to be held at The First National Bank of Boston, Long Lane Room, Second Floor, 100 Federal Street, Boston, Massachusetts, on Tuesday, April 23, 1996, at 10:00 A.M. Registration will begin at 9:30 A.M.

  I believe that the Annual Meeting provides an excellent opportunity for stockholders to become better acquainted with Stride Rite and its directors and officers. I hope that you will be able to attend.

  Whether or not you plan to attend, the prompt execution and return of your proxy card will both assure that your shares are represented at the meeting and minimize the cost of proxy solicitation. I thank you for your continued interest and support.

                                          Sincerely,


                                          /s/ Robert Siegel

                                          Robert C. Siegel
                                          Chairman of the Board,
                                          President and Chief
                                          Executive Officer

                          THE STRIDE RITE CORPORATION

                               ----------------

                           NOTICE OF ANNUAL MEETING

                               ----------------

                                                       Lexington, Massachusetts
                                                              February 28, 1996

To the Stockholders of
The Stride Rite Corporation

  The Annual Meeting of Stockholders of The Stride Rite Corporation, a Massachusetts corporation, will be held at The First National Bank of Boston, Long Lane Room, Second Floor, 100 Federal Street, Boston, Massachusetts, on Tuesday, April 23, 1996, at 10:00 A.M. (Boston time), for the following purposes:

  1. To elect to the Board of Directors of The Stride Rite Corporation those directors in the class of directors whose term expires at the 1996 Annual Meeting;

  2. To consider and act upon the matter of ratifying the selection of Coopers & Lybrand L.L.P. as auditors of The Stride Rite Corporation for the current fiscal year;

  3. To consider and act upon a shareholder proposal; and

  4. To consider and act upon any other matters which may properly come before the meeting or any adjournments or postponements thereof.

  Only holders of record at the close of business on February 26, 1996 are entitled to receive notice of and to vote at the 1996 Annual Meeting.

                                              By Order of the Board of
                                               Directors

                                              /s/ Karen K. Crider

                                              Karen K. Crider, Clerk

  PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                          THE STRIDE RITE CORPORATION

               191 SPRING STREET, LEXINGTON, MASSACHUSETTS 02173

                               ----------------

                                PROXY STATEMENT

                  FOR THE 1996 ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

GENERAL INFORMATION

  This Proxy Statement is being furnished to holders of common stock, par value $.25 per share (the "Common Stock"), of THE STRIDE RITE CORPORATION (the "Company") in connection with the solicitation of proxies by the Board of Directors to be used at the Annual Meeting of Stockholders on April 23, 1996 and at any adjournments or postponements of such meeting.

  All proxies delivered pursuant to this solicitation are revocable at the option of the person executing the proxy at any time before the voting of such proxies at the meeting. A proxy may be revoked in writing delivered to Karen
K. Crider, Clerk, at the principal executive offices of the Company prior to the Annual Meeting, or by attending the Annual Meeting and voting in person. Submission of a later dated proxy will revoke any earlier dated proxy. Unless previously revoked, proxies so delivered will be voted at the meeting. Where a choice or instruction is specified by the stockholder on a proxy, the proxy will be voted in accordance with such specification. Where a choice or instruction is not specified by such stockholder, the proxy will be voted as recommended by the directors.

  Only stockholders of record at the close of business on February 26, 1996 are entitled to receive notice of, and to vote at, the Annual Meeting. The transfer books will not be closed. As of the close of business on February 9, 1996 there were outstanding and entitled to vote 49,571,263 shares of Common Stock. Each share is entitled to one vote.

  The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee for election as director, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of that other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not so included.

  This Proxy Statement, the related form of proxy and the Company's Annual Report for the fiscal year ended December 1, 1995 are being mailed together on or about February 28, 1996 to stockholders entitled to notice of and to vote at the meeting.

  The principal executive offices of the Company are located at 191 Spring Street, Lexington, Massachusetts 02173.

                           1. ELECTION OF DIRECTORS

  Pursuant to the provisions of Massachusetts law, the Board of Directors of the Company has three classes of directors who serve staggered three-year terms. The classes are as nearly equal in size as possible. Serving in Class III for terms expiring at the 1996 Annual Meeting of Stockholders, are Theodore Levitt and Margaret A. McKenna. In 1995, the Board of Directors instituted a mandatory retirement age of 70 for Directors. Accordingly, Mr. Levitt was not nominated to serve as a Director beyond the April 23, 1996 Annual Meeting of Stockholders. Serving in Class I for terms expiring at the 1997 Annual Meeting of Stockholders, are Robert L. Seelert and Myles J. Slosberg. Jeanette S. Wagner was also a member of Class I until February 9, 1996, when she was reassigned to Class III in order to make the classes as nearly equal in size as possible. Serving in Class II for terms expiring at the 1998 Annual Meeting of Stockholders, are Donald R. Gant, Robert C. Siegel and W. Paul Tippett, Jr.

  The Board of Directors recommends that the stockholders elect Margaret A. McKenna and Jeanette S. Wagner, who have been duly nominated by the Board of Directors, to serve as the Class III directors for a term of office expiring at the 1999 Annual Meeting of Stockholders.

  It is the intention of the persons named as proxies to vote the proxies, unless authority to vote is specifically withheld, to elect as directors the two nominees listed above to the class of directors whose term expires at the 1999 Annual Meeting of Stockholders. Ms. McKenna was last elected as director by the stockholders at the Annual Meeting of Stockholders in 1993. Mrs. Wagner was appointed to the Board in 1994. The nominees were selected and reviewed with respect to their qualifications by the Committee on the Board. The Company believes that the nominees will be able and willing to serve during their term of office. If either of them should be unable or choose not to serve, the persons named as proxies may vote in favor of such other person or persons as the Board of Directors at the time recommends.

INFORMATION AS TO DIRECTORS AND NOMINEES FOR DIRECTOR

  Set forth below are the name and age of each director currently in office and of the nominees for director, his or her principal occupation for the past five years, the year each became a director of the Company and the names of certain other companies in which he or she serves as a director. The information set forth below is as of February 9, 1996.

                                                                     YEAR FIRST
DIRECTORS, NOMINEES FOR DIRECTOR,                                     ELECTED
PRINCIPAL OCCUPATION AND DIRECTORSHIPS                           AGE  DIRECTOR
--------------------------------------                           --- ----------
Donald R. Gant (Class II).......................................  67    1987
 Limited Partner of The Goldman Sachs Group, L.P., an investment banking firm, since 1990. Mr. Gant was a General Partner of
  Goldman, Sachs & Co. for more than five years prior thereto.
  Mr. Gant is a director of Diebold, Incorporated and of ABC
  Rail Products Corporation.
Theodore Levitt(1) (Class III)..................................  70    1990
 Edward W. Carter Professor of Business Administration Emeritus,
  Harvard Business School since 1990. Professor Levitt was a professor on the Harvard Business School faculty from 1959 to
  1990, and is the former Editor of the Harvard Business Review.
  Professor Levitt is a director of Cordiant plc, Sanford C.
  Bernstein Fund, Inc. and Landmark Graphics, Inc.

--------
(1) Mr. Levitt is retiring from the Board of Directors effective as of the date of the Company's 1996 Annual Meeting of Stockholders.

                                                                      YEAR FIRST
DIRECTORS, NOMINEES FOR DIRECTOR,                                      ELECTED
PRINCIPAL OCCUPATION AND DIRECTORSHIPS                            AGE  DIRECTOR
--------------------------------------                            --- ----------
Margaret A. McKenna(2) (Class III)...............................  50    1988
 President of Lesley College since August 1985. Prior to becoming
  President of Lesley College, Ms. McKenna served as Vice
  President of Radcliffe College from 1981 to 1985, as Deputy
  Undersecretary of the United States Department of Education and
  Deputy Counsel to the President of the United States from 1977 to 1981 and as a trial attorney for the United States
  Department of Justice from 1970 to 1977. Ms. McKenna is a
  director of Consolidated Natural Gas Co. and Best Products Co.,
  Inc.
Robert L. Seelert (Class I)......................................  53    1993
 Chief Executive Officer, Cordiant plc, an advertising and
  marketing communications firm, since July 1995. Mr. Seelert was a private investor from February 1994 to July 1995, the
  President and Chief Executive Officer of Kayser-Roth
  Corporation, a legwear company, from May 1991 to February 1994 and President and Chief Executive Officer of Topco Associates,
  a supplier of private-label goods and perishables from 1989 to
  1991.
  Mr. Seelert is a director of Cordiant plc and of Senior Tour
  Players Development, Inc.
Robert C. Siegel (Class II)......................................  59    1993
 Chairman of the Board, President and Chief Executive Officer of
  the Company since December 1993. Previously, Mr. Siegel was
  President of the Dockers and Menswear divisions of Levi Strauss
  & Co., an apparel manufacturer and distributor, from 1986 to
  1993. Mr. Siegel is a director of London Fog Industries, Inc.
Myles J. Slosberg (Class I)......................................  59    1961
 Attorney in private practice since July 1994. From March 1991 to
  July 1994, Mr. Slosberg was an Assistant Attorney General for
  the Commonwealth of Massachusetts and from September 1990 to
  March 1991 was an associate with Stoneman, Chandler & Miller of
  Boston, Massachusetts. Mr. Slosberg was employed with the
  Company from 1959 to 1986. He served as the Executive Vice
  President of the Company from 1961 to 1986, as President of
  Stride Rite International, Ltd., the predecessor to Stride Rite
  Sourcing International, Inc., from 1985 to 1986, as President of The Keds Corporation from 1980 to 1985, as President of
  Stride Rite Footwear, Inc., the predecessor of Stride Rite
  Children's Group, Inc.'s wholesale business from 1974 to 1980 and as President of Stride Rite Retail Corp., the predecessor to Stride Rite Children's Group, Inc.'s retail business from
  1971 to 1974.
W. Paul Tippett, Jr. (Class II)..................................  63    1993
 Principal of Ann Arbor Partners, a consulting firm, since 1990.
  Mr. Tippett was the Chairman and Chief Executive Officer of the
  Council of Great Lakes Industries, an alliance of Canadian and
  United States firms in the Great Lakes region, from 1992 to
  August 1994 and was President and a Director of Springs
  Industries, Inc., a major manufacturer of finished fabrics, home furnishings and industrial fabrics from 1985 to 1989.
  Prior to 1985, Mr. Tippett was Chairman of the Board and Chief
  Executive Officer of American Motors Corp., an automobile
  manufacturer. Mr. Tippett is a director of Lukens, Inc.

--------
(2) Currently a director and nominee for director at the Company's 1996 Annual Meeting of Stockholders.

                                                                     YEAR FIRST
DIRECTORS, NOMINEES FOR DIRECTOR,                                     ELECTED
PRINCIPAL OCCUPATION AND DIRECTORSHIPS                           AGE  DIRECTOR
--------------------------------------                           --- ----------
Jeanette S. Wagner(2) (Class III)...............................  66    1994
 President, Estee Lauder International, Inc., a cosmetics
  company, since 1986. Mrs. Wagner is a director of American
  Greetings Corporation.

--------
(2) Currently a director and nominee for director at the Company's 1996 Annual Meeting of Stockholders.

OWNERSHIP OF EQUITY SECURITIES

  The following table shows the beneficial ownership of Common Stock of the Company of each director and nominee for director, the chief executive officer, the other executive officers listed in the summary compensation table and, as a group, of the directors and executive officers, reported to the Company as of the close of business on February 9, 1996. The numbers disclosed include shares as to which a right to acquire beneficial ownership within 60 days exists (for example, through the exercise of stock options, conversions of securities or through various trust arrangements) within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, (the "1934 Act").

                                               SHARES OF COMMON STOCK
                                                 BENEFICIALLY OWNED   PERCENT OF
  NAME                                          FEBRUARY 9, 1996(1)     CLASS
  ----                                         ---------------------- ----------
Donald R. Gant...............................          14,650(2)         (3)
Theodore Levitt(4)...........................           6,650(5)         (3)
Margaret A. McKenna..........................           8,650(6)         (3)
Robert L. Seelert............................           7,000(7)         (3)
Robert C. Siegel.............................         181,919(8)         (3)
Myles J. Slosberg............................         265,130(9)         (3)
W. Paul Tippett, Jr. ........................          13,500(7)         (3)
Jeanette S. Wagner...........................           2,600(10)        (3)
Stephen R. DuMont............................          54,933(11)        (3)
Jonathan D. Caplan(12).......................           4,288            (3)
Robert B. Moore, Jr. ........................          60,000(13)        (3)
Dennis Garro.................................          39,500(14)        (3)
All of the above and other executive officers
 as a group (21 persons).....................         819,352(15)        1.7

--------
(1) Based on information furnished by the director, executive or former executive listed.
(2) Included in the number of shares listed are currently exercisable options to purchase 5,000 shares, granted pursuant to the Company's 1994 Non-Employee Director Stock Ownership Plan (the "1994 Directors' Plan"). Not included in the number of shares listed are 13,086 shares of which Goldman, Sachs & Co., an investment banking firm with which Mr. Gant is affiliated as Limited Partner of The Goldman Sachs Group, L.P., is the beneficial owner. Mr. Gant disclaims beneficial ownership of these 13,086 shares.
(3) Less than 1% of the outstanding shares of Common Stock.
(4) Mr. Levitt is retiring from the Board effective on the date of the 1996 Annual Meeting of Stockholders.
(5) Included in the number of shares listed are currently exercisable options to purchase 5,000 shares, granted pursuant to the 1994 Directors' Plan.
(6) Included in the number of shares listed are currently exercisable options to purchase 5,000 shares, granted pursuant to the 1994 Directors' Plan. Not included in the number of shares listed are 1,000 shares held in trust for the benefit of Ms. McKenna's sister, of which Ms. McKenna disclaims beneficial ownership.
(7) Included in the number of shares listed are options, both currently exercisable and exercisable within 60 days, to purchase 5,000 shares, granted pursuant to the 1994 Directors' Plan.
(8) Included in the number of shares listed are 150,000 shares Mr. Siegel is entitled to purchase under the Company's 1975 Executive Incentive Stock Purchase Plan (the "1975 Plan") and 26,667 shares Mr. Siegel is entitled to purchase under the Company's 1995 Long-Term Growth Incentive Plan (the "1995 Plan").

(9) Included in the number of shares listed are currently exercisable options to purchase 5,000 shares, granted pursuant to the 1994 Directors' Plan and 170,400 shares of Common Stock held in an irrevocable trust created on December 2, 1942 of which Mr. Slosberg's father was the settlor and Mr. Slosberg is one of two trustees, as of March 10, 1995, for the benefit of Mr. Slosberg's mother and for Mr. Slosberg and his siblings. Not included in the number of shares listed are 11,300 shares of Common Stock held in an irrevocable trust created on May 11, 1976 of which Mr. Slosberg is the settlor and Mr. Slosberg's wife is one of two trustees, for the benefit of the Slosberg's children, and under certain circumstances, for the benefit of Mr. Slosberg's wife, as a remainder interest. Mr. Slosberg disclaims beneficial ownership of these 170,400 shares and 11,300 shares of Common Stock, respectively.
(10) Included in the number of shares are currently exercisable options to purchase 1,600 shares, granted pursuant to the 1994 Directors' Plan.
(11) Included in the number of shares listed are 50,000 shares Mr. DuMont is entitled to purchase under the 1975 Plan and 3,333 shares Mr. DuMont is entitled to purchase under the 1995 Plan.
(12) Mr. Caplan resigned as President of The Keds Corporation effective
     January 2, 1996.
(13) Consists of 50,000 shares Mr. Moore is entitled to purchase under the 1975 Plan and 10,000 shares Mr. Moore is entitled to purchase under the 1995 Plan.
(14) Includes 34,000 shares Mr. Garro is entitled to purchase under the 1975 Plan and 5,000 shares Mr. Garro is entitled to purchase under the 1995 Plan.
(15) Includes 51,333 shares and currently exercisable options to purchase
     84,200 shares under the 1975 Plan and currently exercisable options to purchase 32,499 shares under the 1995 Plan beneficially owned by executive officers not separately listed above.

  According to a Schedule 13G, dated February 14, 1996, filed with the SEC by FMR Corp., 82 Devonshire Street, Boston, MA 02109, such entity beneficially owned 4,904,015 shares of the Company's Common Stock as of December 31, 1995, or 9.89% of the Common Stock outstanding as of February 9, 1996. According to such Schedule 13G, such entity had sole power to vote or direct the vote with respect to 65,767 shares, shared power to vote or direct the vote with respect to no shares, sole power to dispose or direct the disposition with respect to 4,904,015 shares and shared power to dispose or direct the disposition with respect to no shares. According to such Schedule 13G, such entity holds 4,812,748 shares of the Company's Common Stock through Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, as amended, and 91,067 shares through Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended. Edward C. Johnson 3d, Abigail P. Johnson (as Chairman and an owner and as a director and an owner of FMR Corp., respectively) and FMR Corp. have sole power to dispose of the 4,812,948 shares owned by Fidelity Management & Research Company and the funds it controls, shared power to dispose of no such shares, sole power to vote no such shares and shared power to vote no such shares. Edward C. Johnson 3d, Abigail P. Johnson (as Chairman and an owner and as a director and an owner of FMR Corp., respectively) and FMR Corp. have sole dispositive power over the 91,067 shares held by Fidelity Management Trust Company, sole power to vote or direct the voting of 65,767 such shares and no power to vote or direct the voting of 25,300 shares owned by institutional accounts to which Fidelity Management Trust Company serves as investment manager.

  Except as set forth above, as of February 9, 1996, the Company was not aware of any person who was the beneficial owner of more than 5% of the Common Stock.

POLICIES WITH RESPECT TO THE COMPOSITION AND PROCEDURES OF THE BOARD OF
DIRECTORS

  In 1995, the Board of Directors adopted five guidelines with respect to the composition of the Board: (1) the Board should represent a balance of experience (including general management, sourcing, retailing, marketing, legal, product development, finance) and skills in dealing with product liability, environmental protection, and with ethnic, racial and gender issues; (2) while the preponderance of Board seats would be held by those with extensive business experience, skills and talents from academia, government and the non-profit sector should also be strongly considered; (3) there should be a balance on the Board with respect to age; (4) there should be mandatory retirement at age 70; and (5) as a matter of policy, a majority of the directors should be independent, non-employee directors.

  The Board of Directors has also adopted eleven fundamental operating procedures and policies, which are briefly described below.

  (1) The Board should be organized into at least four committees:
Compensation, Investment, Audit and the Committee on the Board (which replaced the Nominating Committee). Only independent Directors may serve on the Audit and Compensation Committees. The Committee on the Board is to consist of independent Directors and is to include the Chairman of the Board and/or the Chief Executive Officer, in an advisory capacity.

  (2) The Board itself should be responsible, in fact as well as procedure, for selecting its own members, who are to be screened by the Committee on the Board.

  (3) The Chairman is to make recommendations to the Committee on the Board with respect to committee memberships, on the basis of the experience and knowledge of the individual directors, their preferences and the need for continuity in certain areas.

  (4) The independent directors are to meet in executive session at least once per year, and to communicate the results of such meeting to the Chief Executive Officer.

  (5) Periodic reports are to be made to the Compensation Committee on executive compensation, with reference to executive compensation at comparable companies, and recommendations with respect to executive compensation are to be made to the Board of Directors by the Compensation Committee. The Committee on the Board should make recommendations to the Board of Directors on director compensation.

  (6) The full Board is to evaluate the Chief Executive Officer annually.

  (7) At least once every three years, the Committee on the Board should determine if each director's continued participation is in the best interests of the Company.

  (8) A working minimum of seven directors and maximum of eleven is desirable.

  (9) Board members should have access to the management of the Company.

  (10) There should be, and is, a mechanism for any director to call an executive session of the independent directors, at any time the directors deem appropriate.

  (11) To help correlate the economic interests of directors and stockholders, a meaningful portion of director compensation should be in Common Stock of the Company.

  The Board of Directors has adopted these guidelines for the composition of the Board and these operating policies and procedures as part of its on-going efforts to determine appropriate corporate governance procedures for the Company. The Board expects that it will continue to evaluate such guidelines, policies and procedures consistent with that goal.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

  During the Company's 1995 fiscal year, which ended December 1, 1995, the Board of Directors held eight meetings. All of the directors attended all of the meetings of the Board of Directors, except that one director was unable to attend one meeting. All of the directors attended all of the meetings of committees of the Board on which they served, during such period of service, during the 1995 fiscal year.

  As permitted by the By-Laws of the Company, and as stated in the guidelines, policies and procedures of the Board set forth above, the Board has established certain committees to assist it in the discharge of its responsibilities. These committees are appointed annually by the Board. The Board had standing Audit, Compensation and Investment Committees and a Committee on the Board (formerly the Nominating Committee) during the 1995 fiscal year.

  The Committee on the Board met three times during the 1995 fiscal year and is composed of Mr. Gant (Chairman), Professor Levitt (until the 1996 Annual Meeting of Stockholders, at which Mr. Levitt is not standing for re-election), Ms. McKenna and Mr. Tippett. The Committee on the Board recommends to the Board of Directors the selection of directors to be nominated and considers and recommends issues relating to Director compensation, pursuant to the Board of Directors' policies and procedures outlined above. With respect to the 1997 Annual Meeting, the Committee on the Board will consider nominees recommended by stockholders received by the Company on or before October 29, 1996, addressed to the Office of the Clerk, The Stride Rite Corporation, 191 Spring Street, P.O. Box 9191, Lexington, Massachusetts 02173-9191.

  The Audit Committee met three times during the 1995 fiscal year and is composed of Messrs. Seelert (Chairman), Gant and Slosberg and Mrs. Wagner. The Audit Committee recommends the selection of independent auditors to the Board of Directors, reviews the overall scope, as well as the results, of the annual audit, and reviews the overall internal controls of the Company.

  The Compensation Committee met three times during the 1995 fiscal year and is composed of Ms. McKenna (Chairperson), Messrs. Gant and Tippett and Mrs. Wagner. Members of the Compensation Committee are non-employee directors of the Company and are not eligible to participate in any Company employee compensation plan administered by the Compensation Committee or the Board of Directors. The Compensation Committee reviews executives' salaries, administers various incentive compensation plans and recommends action to the Board of Directors on matters related to compensation for officers and other key employees of the Company and its subsidiaries. The Compensation Committee Report for the 1995 fiscal year is set forth herein, commencing on page 15.

  The Investment Committee met two times during the 1995 fiscal year. It is composed of Mr. Slosberg (Chairman), Professor Levitt (until the 1996 Annual Meeting of Stockholders, at which Mr. Levitt is not standing for re-election), and Messrs. Seelert, Siegel and Tippett. The Investment Committee recommends the selection of independent investment managers for the investment of the Company's pension funds and monitors the performance of these investments.

COMPENSATION OF DIRECTORS

  During the 1995 fiscal year, each Director received an annual retainer of $18,500 and a meeting fee of $750 for each meeting of the Board of Directors. Each Director also received a fee of $750 for each meeting of a committee attended held in connection with a Board meeting, and if a Director acted as a committee chairperson, he or she received a meeting fee of $1,000. In addition, each Director receives a meeting fee of $1,500 for each non-telephonic committee meeting not held in association with a Board meeting, and if a Director acts as a committee chairperson, he or she receives a meeting fee of $2,000. No such meetings were held this year. Each Director received reimbursement for expenses incurred in attending Board and committee meetings.

  Pursuant to the 1994 Directors' Plan, each Director receives a grant of 500 shares of Common Stock on the first business day following each Annual Meeting of Stockholders. In addition, under the 1994 Director's Plan, each Director receives a one-time option to purchase 5,000 shares of Common Stock, upon becoming a Director, or, if earlier, upon the implementation of the 1994 Directors' Plan. Each option has an exercise price equal to the market price on the date of grant, defined as the closing price for the Company's Common Stock on the New York Stock Exchange--Composite Tape. Each option is granted with a term of ten years from the date of grant, and becomes exercisable in three installments: 1,600 shares on the first anniversary of the grant and 1,700 shares on each of the second and third anniversaries of the grant.

EXECUTIVE COMPENSATION

 Summary Compensation Table

  The following table shows the compensation for the past three fiscal years of the Chief Executive Officer and each of the other four most highly compensated executive officers (the "named executive officers") as of the end of the Company's 1995 fiscal year.

                          SUMMARY COMPENSATION TABLE

                                                          LONG TERM COMPENSATION
                                                         ------------------------
                                   ANNUAL COMPENSATION      AWARDS      PAYOUTS
                                 -----------------------------------------------------------
                                                  OTHER
                                                 ANNUAL                            ALL OTHER
                                                 COMPEN-                  LTIP      COMPEN-
NAME AND                  FISCAL SALARY   BONUS  SATION    OPTIONS      PAYOUTS     SATION
PRINCIPAL POSITION         YEAR    ($)   ($)(1)  ($)(2)     (#)(3)       ($)(4)     ($)(5)
------------------        ------ ------- ------- ------- ------------ ------------ ---------
Robert C. Siegel           1995  520,000     --      --       100,000         --    100,287
 Chairman of the Board,    1994  467,714 225,000  65,083      370,000         --    114,126
 President and Chief Ex-
 ecutive Officer           1993      --      --      --           --          --        --
--------------------------------------------------------------------------------------------
Stephen R. DuMont          1995  300,000     --   57,818       60,000         --     34,970
 Executive Vice Presi-
 dent                      1994   48,333  17,000     --       110,000         --      9,620
                           1993      --      --      --           --          --        --
--------------------------------------------------------------------------------------------
Jonathan D. Caplan         1995  250,000     --      --           --          --     22,115
 President, The Keds
 Corporation,              1994  222,715  78,750  47,340       65,000         --     48,152
 a subsidiary of the
 Company(6)                1993  200,000  95,550   4,397       10,000      39,634    12,555
--------------------------------------------------------------------------------------------
Robert B. Moore, Jr.       1995  230,583     --      --        40,000         --     22,113
 President, Sperry Top-
 Sider, Inc.,              1994  210,000  92,794   2,640       55,000         --     18,179
 a subsidiary of the
 Company                   1993  200,000  42,555     183       10,000      32,445    13,505
--------------------------------------------------------------------------------------------
Dennis Garro               1995  218,400     --  119,191       64,000         --     65,903
 President, Retail Divi-
 sion, Stride              1994  132,192  49,000  46,004       33,000         --      9,100
 Rite Children's Group,
 Inc., a                   1993      --      --      --           --          --        --
 subsidiary of the Com-
 pany

--------
(1) Amounts awarded under the Annual Incentive Compensation Plan for the respective fiscal years. The amounts awarded (i) to Mr. Siegel for fiscal 1994 were guaranteed pursuant to Mr. Siegel's employment agreement with the Company, (ii) to Mr. DuMont for fiscal 1994 were guaranteed pursuant to Mr. DuMont's employment arrangement with the Company, (iii) to Mr. Caplan for fiscal 1994 were guaranteed pursuant to an arrangement made with Mr. Caplan when he became President of The Keds Corporation, (iv) to Mr. Moore for fiscal 1993 were guaranteed pursuant to a guaranteed aggregate payment for annual bonus and long-term incentive plan payouts pursuant to Mr. Moore's employment arrangement with the Company and (iv) to Mr. Garro for fiscal 1994 were guaranteed pursuant to Mr. Garro's employment arrangement with the Company.
(2) Amounts reimbursed by the Company for the payment of taxes on non-deductible relocation expenses and/or imputed interest on zero-interest loans, except as specified below. Except for Mr. Siegel with respect to fiscal 1994, Mr. DuMont with respect to fiscal 1995, Mr. Caplan with respect to fiscal 1994 and Mr. Garro with respect to fiscal 1995 and 1994, no amounts for executive perquisites and other personal benefits, securities or property are shown because the aggregate dollar amount per executive is less than the lesser of either $50,000 or 10% of annual salary and bonus. Amounts shown for (i) Mr. Siegel consist of a reimbursement for tax planning of $805, a payment to cover taxes of $49,890 relating to relocation expenses and an automobile leasing allowance of $14,388, (ii) Mr. DuMont consist of reimbursement for tax planning of $2,900, a payment to cover taxes of $42,070 relating to living expenses and an automobile leasing allowance of $12,848, (iii) Mr. Caplan for fiscal 1994 consist of a reimbursement for tax planning of $3,500, a payment to cover taxes of $33,215 relating to relocation expenses and an automobile leasing allowance of $10,625, and (iv) Mr. Garro for fiscal 1995 include reimbursement for tax planning of $5,875, a payment to cover taxes of $99,177 relating to relocation expenses and an automobile leasing allowance of $14,139 and for fiscal 1994 include reimbursement for tax planning of $2,500, a payment to cover taxes of $39,285 relating to relocation expenses and an automobile leasing allowance of $4,219.
(3) Amounts for fiscal 1993 and fiscal 1994 (with respect to grants made within fiscal 1994) awarded under the 1975 Plan. Awards made in fiscal 1995, with respect to fiscal 1994 and 1995, awarded under the 1995 Plan. For Mr. Siegel in fiscal 1994, consists of options to purchase 290,000 shares granted pursuant to Mr. Siegel's October 21, 1993 employment agreement with the Company under the 1975 Plan and options to purchase 80,000 shares granted pursuant to the 1995 Plan. For Mr. DuMont for fiscal 1994, consists of options for 10,000 shares granted in fiscal 1995 under the 1995 Plan in respect of fiscal 1994 and options for 100,000 shares granted in fiscal 1994 under the 1975 Plan pursuant to Mr. DuMont's employment arrangement with the Company. For Mr. Caplan for fiscal 1994, includes options for 40,000 shares granted in fiscal 1995 in respect of fiscal 1994, under the 1995 Plan and options for 25,000 shares, under the 1975 Plan, pursuant to Mr. Caplan's promotion as President of The Keds Corporation. For Mr. Caplan for fiscal 1993, amounts were awarded under the 1975 Plan pursuant to Mr. Caplan's employment arrangement with the Company. Options to purchase all but 3,333 shares expired upon Mr.
    Caplan's resignation on January 2, 1996. For Mr. Moore for fiscal 1994, awards include options for 30,000 shares granted in fiscal 1995 in respect of fiscal 1994, under the 1995 Plan and options for 25,000 shares granted in respect of fiscal 1994 under the 1975 Plan, pursuant to Mr. Moore's employment arrangement with the Company. For Mr. Moore for fiscal 1993, includes 10,000 shares granted in respect of fiscal 1993 under the 1975 Plan, also pursuant to Mr. Moore's employment arrangement. For Mr. Garro for fiscal 1995, consists of options to purchase 32,000 shares granted in fiscal 1996 in respect of fiscal 1995, under the 1995 Plan, and options to purchase 32,000 shares granted in fiscal 1995 under the 1975 Plan, pursuant to Mr. Garro's employment arrangement with the Company. For Mr. Garro for fiscal 1994, consists of options to purchase 15,000 shares granted in fiscal 1995 in respect of fiscal 1994, under the 1995 Plan, and options to purchase 18,000 shares, granted in fiscal 1994 under the 1975 Plan, pursuant to Mr. Garro's employment arrangement with the Company.
(4) Cash and market value of Common Stock (as of the date of award) awarded pursuant to the Key Executive Long-Term Incentive Plan. No further awards will be made under this Plan, and outstanding awards payable for the cycles ending in 1995 and 1996 were canceled in 1995 when the 1995 Plan became effective. Mr. Moore's employment arrangement included a guaranteed aggregate payment for annual bonus and long-term incentive plan payouts of $75,000, in respect of fiscal 1993.
(5) Amounts awarded include (i) payments of dividend equivalents on shares of Common Stock subject to unexercised options granted under the 1975 Plan of $97,150 and $110,200 for Mr. Siegel in respect of fiscal 1995 and 1994, respectively, $33,500 and $9,500 for Mr. DuMont in respect of fiscal 1995 and 1994, respectively, $16,750, $19,000 and $5,250 for Mr. Caplan in respect of fiscal 1995, 1994 and 1993, respectively, $16,750, $11,875 and $6,200 for Mr. Moore in respect of fiscal 1995, 1994 and 1993, respectively, and $9,870 and $5,130 for Mr. Garro with respect to fiscal 1995 and 1994, respectively; (ii) Company contributions to the executive's Employee Savings and Investment Plan account of $1,937 and $2,726 for Mr. Siegel in respect of fiscal 1995 and 1994, respectively, $750 for Mr. DuMont in respect of fiscal 1995, $1,971, $2,310 and $2,249 for Mr. Caplan in respect of fiscal 1995, 1994 and 1993, respectively, $1,969, $2,310 and $2,249 for Mr. Moore in respect of fiscal 1995, 1994 and 1993, respectively, and $2,023 and $1,094 for Mr. Garro in respect of fiscal
    1995 and 1994, respectively; (iii) amounts of insurance premiums paid by the Company for the term life insurance for the benefit of the executive of $1,200 and $1,200 for Mr. Siegel in respect of fiscal 1995 and 1994, respectively, $720 and $120 for Mr. DuMont for fiscal 1995 and 1994, respectively, $720, $720 and $1,140 for Mr. Caplan in respect of fiscal 1995, 1994 and 1993, respectively, $720, $720 and $1,140 for Mr. Moore in respect of fiscal 1995, 1994 and 1993, respectively, and $720 and $480 for Mr. Garro in respect of fiscal 1995 and 1994, respectively; (iv) imputed interest at the applicable federal rate on outstanding zero-interest loan balances of $2,674, $3,544 and $3,916 for Mr. Caplan for fiscal 1995, 1994 and 1993, respectively, $2,674, $3,274 and $3,916 for Mr. Moore in respect of fiscal 1995, 1994 and 1993, respectively and $3,290 and $2,396 for Mr. Garro in respect of fiscal 1995 and 1994, respectively; and (v) reimbursement for loss on sale of a home of $22,578 for Mr. Caplan in respect of fiscal 1994 and of $50,000 for Mr. Garro in respect of fiscal 1995.
(6) Mr. Caplan resigned effective January 2, 1996.

 Stock Option Grants

  The following table shows information concerning options to purchase Company Common Stock granted with respect to fiscal 1995 to the named executive officers pursuant to the 1995 Plan and the 1975 Plan.

                      OPTION GRANTS FOR FISCAL YEAR 1995

                                          INDIVIDUAL GRANTS
                           ------------------------------------------------
                                                                                    POTENTIAL
                                         % OF                                  REALIZABLE VALUE AT
                                        TOTAL                                    ASSUMED ANNUAL
                                       OPTIONS             MARKET             RATES OF STOCK PRICE
                                      GRANTED TO EXERCISE PRICE ON                APPRECIATION
                            OPTIONS   EMPLOYEES  OR BASE  DATE OF  EXPIRA-     FOR OPTION TERM(1)
                            GRANTED   FOR FISCAL  PRICE    GRANT     TION   -------------------------
  NAME                        (#)        YEAR     ($/SH)   ($/SH)    DATE    0%($)   5%($)   10%($)
  ----                     ---------- ---------- -------- -------- -------- ------- ------- ---------
  Robert C. Siegel........ 100,000(2)    11.5       7.75     7.75  12/12/05       0 487,393 1,235,150
-----------------------------------------------------------------------------------------------------
  Stephen R. DuMont.......  60,000(2)     6.9       7.75     7.75  12/12/05       0 292,436   741,090
-----------------------------------------------------------------------------------------------------
  Jonathan D. Caplan(3)...     --         --         --       --        --      --      --        --
-----------------------------------------------------------------------------------------------------
  Robert B. Moore, Jr.....  40,000(2)     4.6       7.75     7.75  12/12/05       0 194,957   494,060
-----------------------------------------------------------------------------------------------------
  Dennis Garro............  32,000(2)     3.7       7.75     7.75  12/12/05       0 155,966   395,248
                            16,000(4)     1.8       0.25   13.375   2/10/05 192,000 315,263   504,374
                            16,000(4)     1.8     13.375   13.375   2/10/05       0 105,263   294,374

--------
(1) Based upon the market price on the date of grant and an annual appreciation at the rate stated of such market price through the expiration date of such options. The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.
(2) The options were granted by the Compensation Committee under the 1995 Plan to Messrs. Siegel, DuMont, Moore and Garro on December 12, 1995, with respect to fiscal 1995. Options are exercisable as to one-third of the shares underlying the options on each of the first, second and third anniversaries of the date of grant.
(3) Mr. Caplan did not receive any options due to his resignation on January 2, 1996.
(4) The options were granted pursuant to Mr. Garro's employment arrangement with the Company, under the 1975 Plan. Options to purchase 8,000 shares granted at the $.25 option price and options to purchase 8,000 shares granted at the $13.375 option price were exercisable on the February 10, 1995 date of grant. The remaining options to purchase 8,000 shares granted at the $.25 option price and 8,000 shares granted at the $13.375 option price became exercisable on February 10, 1996. All of these bear restrictions on the resale of the underlying stock expiring one-third on each of the third, fourth and fifth anniversaries of the date of exercisability.

 Aggregated Option Exercises and Option Values

  The following table shows information concerning the exercise of stock options during fiscal year 1995 by each of the named executive officers and the fiscal year-end value of unexercised options.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1995
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                            VALUE OF
                                                          NUMBER OF UNEXERCISED     UNEXERCISED IN-THE-MONEY
                                                          OPTIONS AT FY-END (#)     OPTIONS AT FY-END ($)(1)
                           SHARES ACQUIRED    VALUE     --------------------------  -------------------------
  NAME                     ON EXERCISE (#) REALIZED ($) EXERCISABLE  UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
  ----                     --------------- ------------ -----------  -------------  ----------- -------------
  Robert C. Siegel........         0             0        130,000(2)    240,000(3)   $418,750     $335,000
-------------------------------------------------------------------------------------------------------------
  Stephen R. DuMont.......         0             0         50,000(4)     60,000(5)   $335,000            0
-------------------------------------------------------------------------------------------------------------
  Jonathan D. Caplan......         0             0         50,000(6)     40,000(7)   $418,750            0
-------------------------------------------------------------------------------------------------------------
  Robert B. Moore, Jr. ...         0             0         50,000(8)     30,000(9)   $418,750            0
-------------------------------------------------------------------------------------------------------------
  Dennis Garro............         0             0         34,000(8)     31,000(10)  $142,375     $ 67,000

--------
(1) Represents the difference between the closing price of the Company's Common Stock on December 1, 1995 ($8.625) and the exercise price of the options, multiplied by the number of shares represented by such options.
(2) Represents options to purchase 30,000 shares exercisable on December 13, 1993 (the date of grant) at an exercise price of $.25 per share, options to purchase 20,000 shares exercisable on December 13, 1994 at an exercise price of $.25 per share and options to purchase 80,000 shares at an exercise price of $15.875, which represents the closing price of the Company's Common Stock on the date the Company entered into an employment agreement with Mr. Siegel (October 21, 1993).
(3) Represents options to purchase 20,000 shares at an exercise price of $.25, exercisable on each of December 13, 1995 and 1996, options to purchase 40,000 shares at an exercise price of $15.875, exercisable on each of October 21, 1996, 1997 and 1998 and options to purchase one third of 80,000 shares at a purchase price of $12.25, exercisable on each of February 10, 1996, 1997 and 1998.
(4) Options to purchase 40,000 shares were exercisable at a price of $.25 per share upon grant on October 1, 1994 but carry restrictions on resale of the underlying stock which lapse on the third, fourth and fifth anniversaries of the date of grant, provided Mr. DuMont is employed by the Company on such date. Options for 10,000 shares became exercisable on October 1, 1995, at an exercise price of $13.875, the closing price of the Company's Common Stock on the New York Stock Exchange--Composite Tape on the first business day following the grant.
(5) Represents options to purchase 10,000 shares at an exercise price of $13.875, exercisable on each of October 1, 1996 and 1999, options to purchase 15,000 shares at an exercise price of $13.875, exercisable on each of October 1, 1997 and 1998 and options to purchase one-third of 10,000 shares at an exercise price of $12.25, exercisable on each of February 10, 1996, 1997 and 1998.
(6) Options were immediately exercisable but carried restrictions on resale of any Common Stock purchased pursuant to the grants. The restrictions lapse as to one-third of the granted shares at the end of the third year, the fourth year and the fifth year following the date of grant (provided the executive is employed by the Company through such date). Options to purchase 46,667 shares, for which restrictions had not lapsed, expired upon Mr. Caplan's resignation from the Company on January 2, 1996.
(7) Represents options to purchase one-third of 40,000 shares, exercisable at an exercise price of $12.25 on each of February 10, 1996, 1997 and 1998, which were cancelled upon Mr. Caplan's resignation on January 2, 1996.
(8) Options are immediately exercisable but carry restrictions on resale of any Common Stock purchased pursuant to the grants. The restrictions lapse as to one-third of the granted shares at the end of the third year, the fourth year and the fifth year following the date of grant (provided the executive is employed by the Company through such date).
(9) Represents options to purchase 10,000 shares, exercisable at an exercise price of $12.25 on each of February 10, 1996, 1997 and 1998.
(10) Represents options to purchase 8,000 shares at an exercise price of $.25, exercisable on February 10, 1996, options to purchase 8,000 shares at an exercise price of $13.375, exercisable on February 10, 1996 and options to purchase 5,000 shares at an exercise price of $12.25, exercisable on each of February 10, 1996, 1997 and 1998.

EMPLOYMENT AGREEMENT

  On October 21, 1993, the Company entered into an Employment Agreement with Robert C. Siegel for Mr. Siegel's service to the Company as Chairman of the Board, President and Chief Executive Officer. Mr. Siegel's employment period commenced on December 13, 1993 and will continue, unless earlier terminated as provided in the Employment Agreement, through December 31, 1996. Mr. Siegel's employment shall be terminated under the terms of the Employment Agreement if Mr. Siegel is not reelected to serve as a director of the Company.

  Mr. Siegel's initial annual base salary was $480,000 and was increased to $520,000 for fiscal 1995. His agreement provides for periodic annual reviews and salary increases as shall be determined in the sole discretion of the Board of Directors. The Board has determined that Mr. Siegel's annual salary will remain $520,000 for fiscal 1996. In addition, the agreement provides for additional incentive compensation, as follows: (i) an annual bonus pursuant to the Company's Annual Incentive Compensation Plan, pursuant to which
Mr. Siegel's "bonus percentage" is 50%, with a minimum bonus of $225,000 with respect to fiscal 1994, (ii) compensation pursuant to the Company's Key Executive Long-Term Incentive Plan (which plan was terminated and all outstanding awards canceled on April 13, 1995, upon the effectiveness of the 1995 Plan), (iii) options (which have been granted) pursuant to the Company's 1975 Executive Incentive Stock Purchase Plan to purchase (a) 60,000 shares of the Company's Common Stock at a purchase price of $.25 per share, which have vested or will vest as to 20,000 shares on each of December 13, 1994, 1995 and 1996, (b) 30,000 shares of the Company's Common Stock at a purchase price of $.25 per share, which are immediately exercisable and (c) 200,000 shares of the Company's Common Stock at a purchase price per share equal to the closing price of such Common Stock on the New York Stock Exchange--Composite Tape on October 21, 1993 ($15.875), which rights to purchase have vested, or will vest, with respect to 40,000 shares on each of October 21, 1994, 1995, 1996, 1997 and 1998.

  Mr. Siegel is also entitled to receive certain enumerated perquisites and to participate in the various employee benefit plans which the Company maintains or adopts during his employment period.

  The Company also paid various expenses pursuant to Mr. Siegel's Employment Agreement in connection with his relocation to the Boston area including (i) certain expenses with respect to the sale of his principal residence in California, (ii) Mr. Siegel's reasonable expenses incurred in connection with moving Mr. Siegel's personal property and family to the Boston area, (iii) certain living expenses incurred by Mr. Siegel from the date of his Employment Agreement to the date Mr. Siegel established a permanent residence in the Boston area and (iv) certain travel expenses between Boston and California until the time Mr. Siegel established a permanent residence in the Boston area. In addition and also in accordance with his Employment Agreement, the Company purchased Mr. Siegel's residence in California during fiscal 1994, for an amount equal to $1,663,840, including expenses of purchase. The purchase price was determined based on two independent appraisals. The Company sold that residence during June 1995 for an amount equal to approximately $1,229,914, net of expenses of sale.

  The Employment Agreement also provides for severance payments to Mr. Siegel in the event that the Company terminates Mr. Siegel's employment during the employment period as stated in the Agreement, for any reason other than cause, equal to the greater of the remaining payments due under the Employment Agreement or 12 months' salary plus continued participation in benefit plans. For purposes of Mr. Siegel's Agreement, cause is defined as (i) act or acts of dishonesty, (ii) the commission of a felony or an act of moral turpitude,
(iii) a wrongful act resulting in or intended to result in gain or personal enrichment at the expense of the Company, (iv) a willful act constituting a material violation of the federal securities laws, (v) material insubordination or a material violation of the Company's conflict of interest statement or other policies or (vi) a breach by Mr. Siegel of a material provision of the Employment Agreement, which is not timely cured. Mr. Siegel has also entered into a Severance Agreement with the Company as described under the heading "Executive Termination Agreements" below.

EXECUTIVE TERMINATION AGREEMENTS

  The Company has severance agreements with nine key executive officers, including each of the named executive officers in the summary compensation table, except Mr. Caplan, whose severance agreement expired upon his January 2, 1996 resignation. These agreements provide that, if within two years after a change in control of the Company, the Company chooses to terminate the executive's employment (other than for cause, death, disability or retirement) or if the executive chooses to leave for good reason, the Company must provide certain specified severance benefits. A change in control of the Company includes the acquisition by a person of 25% of the Company's voting securities, a change of a majority of the members of the Board of Directors of the Company, or approval by the stockholders of the Company of a reorganization, merger, consolidation, liquidation or dissolution of the Company or a sale of substantially all of the Company's assets.

  Severance benefits under the agreements include the present value, using a 10% discount rate, of three years of base salary, annual bonus, long-term incentive awards and dividend equivalents under the 1975 Plan, based on certain assumptions contained in the agreements. In addition, executives are entitled to receive an additional payment in an amount sufficient to make them whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, (the "Code"). All amounts earned by the executive but not yet distributed to him or her under the incentive plans, and an amount equal to the present value of additional retirement benefits which would have been earned by the executive had he or she remained in the Company's employ for an additional period of 36 months are to be paid to the executive. The agreements also provide for the lapse upon a change in control of all restrictions on options granted under the 1975 Plan and any successor plan, including the 1995 Plan.

  Each severance agreement expired December 31, 1995 and was then extended for an additional one-year period. Each agreement will be further extended automatically for additional one-year periods unless the Company gives notice three months in advance of the expiration of an agreement that the Company does not wish to extend it for another year. In addition, if a change in control of the Company occurs during the term of such agreement, the agreement provides that it will remain in effect for an additional two years. To date, no amounts have to date been paid to any person under the severance agreements.

RETIREMENT INCOME PLAN

  The Company's Retirement Income Plan, as amended effective as of January 1, 1989 (the "Retirement Plan"), is a non-contributory defined benefit pension plan. For salaried, management, sales and non-production hourly employees, the Retirement Plan covers basic compensation received from the Company and its participating subsidiaries, excluding overtime payments, commissions, bonuses and any other additional compensation and for commissioned sales personnel whose compensation is derived wholly from commissions, the Retirement Plan covers 80% of the commissions received (the "Earnings"). The Retirement Plan provides for an annual pension at normal retirement age, 65 (with a minimum of five years of service), determined as follows: (i) for credited service (the "Credited Service") prior to January 1, 1984, 1% of average annual Earnings (based on 1981, 1982 and 1983 Earnings) up to $9,000 and 1.75% of average annual Earnings in excess of $9,000 multiplied by the number of years of Credited Service prior to January 1, 1984, plus (ii) for Credited Service after January 1, 1984 but prior to January 1, 1989, 1.25% of Earnings up to $15,000 for each year of service and 2% of Earnings in excess of $15,000 for each year of service and (iii) for Credited Service after January 1, 1989, 1.35% of Earnings up to $15,000 for each year of service and 2% of Earnings in excess of $15,000 for each year of service. If the total number of years of Credited Service exceeds 34 years, an amount equal to 1.80% of annual Earnings for each additional year of service will be added to the retirement benefit.

  The following table shows, as to each of the named executive officers, his
(i) number of years of Credited Service as of February 9, 1996 and (ii) estimated annual benefits payable upon retirement at age 65. The amounts presented are on a straight-life annuity basis, but alternative methods of payment are available at the option of the participant. In no event shall benefits payable under the Retirement Plan exceed the maximum allowed under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The benefit payment under the Retirement Plan are not subject to any deductions for Social Security benefits or other offset amounts.

                                                    NUMBER
                                                 OF YEARS OF    ESTIMATED ANNUAL
                                               CREDITED SERVICE BENEFITS PAYABLE
                                                    AS OF       UPON RETIREMENT
NAME                                           FEBRUARY 9, 1996    AT AGE 65*
----                                           ---------------- ----------------
Robert C. Siegel..............................         2            $20,076
Stephen R. DuMont.............................         1            $36,039
Jonathan D. Caplan............................         3                  0**
Robert B. Moore, Jr. .........................         3            $63,129
Dennis Garro..................................         1            $52,003

--------
 * Assumes continued service until age 65 at current salary levels.
** Mr. Caplan is not eligible to receive benefits under the Retirement Plan due to his resignation effective January 2, 1996.

COMPENSATION COMMITTEE REPORT

  The Compensation Committee consists of four non-employee directors: Ms. McKenna (Chairperson), Messrs. Gant and Tippett and Mrs. Wagner. Members of the Compensation Committee do not participate in any employee compensation plans administered by the Committee or the Board of Directors.

  This report is required by the SEC disclosure requirements and relates to compensation paid for the Company's 1995 fiscal year to Robert C. Siegel, Chairman and Chief Executive Officer and all of the executive officers of the Company. One of the executive officers covered by the report, Mr. Caplan, resigned as President of The Keds Corporation effective January 2, 1996.

 Compensation Philosophy

  The Company's executive compensation program is designed to closely link compensation to corporate performance and returns to stockholders. The overall objectives of this strategy are to attract and retain high quality executive talent, to motivate these executives to achieve the Company's strategic goals and to link executive and stockholder interests. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified performance goals and to appreciation in the price of the Company's Common Stock.

  To meet this goal, the Compensation Committee reviews Company, division and personal performance, stock price and executive compensation levels. An independent executive compensation consultant has been used from time to time to assess the competitiveness of the executive compensation program in relation to those of other public corporations with which the Company competes for executive talent. The corporations whose compensation practices have been studied as part of this comparative review are not limited to the S & P Shoe Index participant companies, but rather include the full range of corporations with which the Company competes for executive talent both within and outside the shoe industry. One result of the review conducted by the Compensation Committee in 1994 was the adoption in fiscal 1995 of the 1995 Plan to replace the 1975 Plan and the Company's Key Executive Long-Term Incentive Plan, and the amendment of the Annual Incentive Compensation Plan (the "Annual Plan").

  The key elements of the Company's executive compensation consist of three components, each of which was intended to serve the Company's overall compensation philosophy: base salary, the Annual Plan and the 1995 Plan. In 1995, however, because Company performance did not meet the minimum threshold for payment under the plan, no payments were made under the Annual Plan, with the exception of payments made to three executive officers not included among the named executive officers, who received payments because of contractual obligations entered into in order to attract such officers to join the Company in 1995. While the elements of compensation described below are considered separately, the Compensation Committee also evaluates the full compensation package afforded by the Company to each individual, including pension benefits, severance plans, insurance and other benefits.

  Beginning in the Company's fiscal year 1995, publicly traded corporations are not permitted to deduct compensation in excess of $1,000,000 paid to certain top executives, unless the compensation qualifies as "performance-based compensation". The Compensation Committee has determined that no compensation paid by the Company in fiscal 1995 was nondeductible as a result of the $1,000,000 limit and that it is unlikely that any compensation paid by the Company in fiscal 1996 will be nondeductible as a result of the $1,000,000 limit.

 Base Salary

  Base salaries for executive officers are determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies.

  Executives' base salaries are reviewed by the Compensation Committee on an annual basis and adjustments are determined by (i) evaluating the performance of the Company and of each executive officer, (ii) considering changes in responsibilities for executives, (iii) with respect to executive officers with responsibility for a particular business unit, considering the unit's financial results and (iv) considering increases in median pay levels for comparable positions at other companies and salary increases granted to other employees of the Company, aiming to implement similar increases to maintain a competitive position. Due to the Company's 1995 financial performance, the Board of Directors voted on November 16, 1995, upon the recommendation of the Compensation Committee, to defer the annual review and adjustment to salaries which would normally occur in the first quarter of the fiscal year until at least after the fiscal 1996 first-half financial results are available.

  The base salary for Mr. Siegel in 1995 was $520,000 per year, representing an increase from his base salary of $480,000 in 1994, which had been negotiated with him previously, in order to attract him to join the Company. The increase to $520,000 per year was voted by the Board of Directors on February 10, 1995 in recognition of Mr. Siegel's performance in 1994 and to make his salary more consistent with the salaries of other chief executive officers of comparable companies. As noted above, the Board of Directors determined to defer all salary increases, including Mr. Siegel's, until at least June 1996 and, potentially, for all of fiscal 1996, as a result of the Company's 1995 financial performance.

 Annual Incentives

  Under the Company's Annual Plan as in effect for fiscal 1995, executive officers were eligible for annual cash bonuses equal to a specified percentage of base salary, based on the extent to which certain performance goals were met. These performance goals were established at the beginning of the fiscal year by the Compensation Committee, in consultation with the Chief Executive Officer, and included a threshold consolidated pre-tax income goal; minimum consolidated pre-tax income goals and divisional pre-tax income goals, where appropriate. The Annual Plan establishes bonus pools for groups of participants with the same performance goals and allows bonus awards from each bonus pool within a range. Mr. Siegel did not receive a bonus for 1995 because the threshold consolidated pre-tax income goal was not met. In addition, because the threshold goal for 1995 was not achieved, no bonuses were paid under the Annual Plan for 1995, except to three executive officers in accordance with their contractual arrangements in 1995, who were not included among the named executive officers.

 Stock Options

  Under the Company's 1995 Plan, the Compensation Committee may grant rights to purchase Common Stock at its then current market value or such higher price as the Compensation Committee may determine. The Compensation Committee sets guidelines for such awards based on factors including competitive compensation data, corporate performance and individual performance against objectives agreed between each employee and his or her manager. The options granted generally vest on the first, second and third anniversaries of the grant if the executive is then employed with the Company.

  Pursuant to the 1995 Plan, Mr. Siegel was granted an option to purchase 100,000 shares of Common Stock at $7.75 per share (the closing price of the Company's Common Stock on the New York Stock Exchange--Composite Tape, on December 12, 1995, the date of grant), vesting one-third on each of the first, second and third anniversaries of the December 12, 1995 grant date. The amount and terms of these options were determined in recognition of his 1995 performance against the individual goals established by the Committee. The Committee also considers the number and prices for options currently held by Mr. Siegel.

 Conclusion

  Through the programs described above, a substantial portion of the Company's executive compensation is linked directly to individual and corporate performance and stock price appreciation. In fiscal 1995, the Company's performance did not reach the thresholds necessary to trigger any performance-based compensation for Mr. Siegel or any of the other executive officers. Thus, no executive officer received any bonus payment in fiscal 1995. The Compensation Committee intends to continue the policy of directly linking a significant portion of executive compensation to corporate performance and stockholder returns.

                                                     COMPENSATION COMMITTEE

                                                     Margaret A. McKenna
                                                     (Chairperson)
                                                     Donald R. Gant
                                                     W. Paul Tippett, Jr.
                                                     Jeanette S. Wagner

PERFORMANCE GRAPH

  Set forth below is a graph comparing the cumulative total stockholder return on the Company's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and the Standard & Poor's Shoe Index (a performance indicator of peer group companies), for a period of five fiscal years commencing November 30, 1990 and ending December 1, 1995. The Standard & Poor's Shoe Index consists of Reebok International Ltd., Nike, Inc., Genesco Inc., Brown Group Inc. and the Company.



                         [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                      AMONG THE STRIDE RITE CORPORATION,
                          S&P 500 AND S&P SHOE INDEX


                                         1990  1991   1992   1993   1994   1995
                                         ---- ------ ------ ------ ------ ------
Company................................. 100  190.78 153.81 146.15 100.35  73.10
S&P Shoe Index.......................... 100  190.79 247.39 179.53 216.19 275.67
S&P 500 Index........................... 100  120.34 142.57 156.97 158.61 217.27

CERTAIN TRANSACTIONS WITH MANAGEMENT

  During fiscal 1994, the Company extended Dennis Garro, President of the retail division of Stride Rite Children's Group, Inc., an interest-free loan in the amount of $99,000 and a loan bearing interest at 3.5% in the amount of $156,400, in connection with his relocation to the Boston area. The highest amount outstanding on these loans since the beginning of fiscal 1995 was $255,400. As of February 9, 1996, $66,000 remained outstanding on these loans, following the repayment of $33,000 on the interest-free loan and of $156,400, the entire principal amount on the second loan, upon the sale of Mr. Garro's previous residence. Effective February 1, 1996, $33,000 of the $66,000 balance on the remaining loan bears interest at a rate of 6% per annum. Further, in fiscal 1994, the Company extended Gerrald B. Silverman, Senior Vice President, Sales of The Keds Corporation, formerly the President of Stride Rite International Corp., an interest-free loan in the amount of $99,000, in connection with his relocation to the Boston area. The highest amount outstanding on this loan since the beginning of fiscal 1995 was $99,000. As of February 9, 1996, $66,000 was outstanding on this loan. Effective February 1, 1996, $33,000 of this loan bears interest at a rate of 6% per annum.

  During fiscal 1993, the Company extended to Karen K. Crider, General Counsel, Clerk and Secretary of the Company, an interest-free loan in the amount of $99,000, in connection with her relocation to the Boston area. The highest amount outstanding on this loan since the beginning of fiscal 1995 was $99,000. As of February 9, 1996, $66,000 was outstanding. Effective February 1, 1996, $33,000 of this loan bears interest at a rate of 6% per annum.

  In fiscal 1992 the Company extended to Robert B. Moore, Jr., the President of Sperry Top-Sider, Inc, a subsidiary of the Company, and his wife jointly, an interest-free loan in the amount of $224,000, in connection with his relocation to the Boston area. The highest amount outstanding since the beginning of fiscal 1995 was $66,000, which was the amount outstanding at the end of fiscal 1995. Effective February 1, 1996, $33,000 of this loan bears interest at a rate of 6% per annum. In addition, during fiscal 1992, the Company extended to Jonathan D. Caplan, until January 2, 1996 the President of The Keds Corporation, a subsidiary of the Company, an interest-free loan in the amount of $99,000, in connection with his relocation to the Boston area. The highest amount outstanding since the beginning of fiscal 1995 was $66,000 and $33,000 remained outstanding at the end of fiscal 1995. The balance of this loan will be deducted from amounts remaining to be paid by the Company to Mr. Caplan.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "1934 Act") requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership of the Company's equity securities with the SEC. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms which they file with the SEC. During fiscal 1995, Susan M. McCuaig, Vice President of Human Resources, failed to file with the SEC on a timely basis one report relating to one transaction. In making this disclosure, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that have been received by the Company.

                           2. SELECTION OF AUDITORS

  Although Massachusetts law no longer requires that the Company's auditors be approved each year by the stockholders, the Board of Directors continues the practice of submitting such selection to the stockholders for their approval because the Board deems it appropriate to do so. The Board of Directors has selected Coopers & Lybrand L.L.P., which has acted as auditors of the Company since 1972, to act as auditors for its current fiscal year. In the event that the stockholders do not approve of Coopers & Lybrand L.L.P., the Board of Directors will reconsider the appointment of Coopers & Lybrand L.L.P.

  A representative of Coopers & Lybrand L.L.P. will be present at the meeting, will be provided the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from the stockholders.

  The Company's consolidated financial statements for the 1995 fiscal year were examined and reported upon by Coopers & Lybrand L.L.P. In connection with that examination, they also reviewed the Company's Annual Report and the Company's filings with the SEC, and provided consultations on financial statement implications of matters under consideration. Coopers & Lybrand L.L.P. also examined and reported upon the financial statements of the Company's retirement and pension plans.

                            3. STOCKHOLDER PROPOSAL

  Set forth below is a stockholder proposal, which may be presented at the Annual Meeting. For the reasons set forth below under "Recommendations of the Board of Directors", THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL.

PROPOSAL

  Mr. William Steiner, 4 Radcliff Dr., Great Neck, New York, who states he is the owner of 200 shares of Common Stock, has informed the Company he intends to present the following resolution at the Annual Meeting:

  "Resolved, that the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."

  Mr. Steiner's statement in support of this proposal is as follows:

  "At last year's annual meeting of stockholders a similar resolution was approved by a significant number of the voting shares.

  "The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and its stockholders.

  "The Board of Directors of the Company is divided into three classes serving staggered three-year terms. I believe that the Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to stockholders.

  "The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe this is the one of the best methods available to stockholders to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

  "I am a founding member of the Investors Rights Association of America and I believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

               "I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION."

RECOMMENDATION OF THE BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

  In 1990, pursuant to legislation enacted in Massachusetts, the Board of Directors of the Company was classified into three classes of directors, as nearly equal in size as possible, with the terms of office of the respective classes expiring in successive years. This legislation, entitled, "An Act to Provide Protection to Massachusetts Corporations" (the "Act"), provides that publicly-held corporations organized under Massachusetts law are required to have a classified board of directors consisting of three classes. The stated purpose of this legislation is to provide protection to Massachusetts corporations, including their stockholders, employees, suppliers and customers and the communities in which the corporations' facilities are located.

  The Board of Directors believes that its classified Board serves the Company and its stockholders well and is consistent with the public policy articulated by the Commonwealth of Massachusetts, the state in which the Company is organized. The Board does not believe that directors elected for staggered terms are any less accountable to stockholders than they would be if elected annually, since the same standards of performance apply regardless of the term of service. Moreover, it believes that a classified board enhances the likelihood of continuity and stability in the conduct of Board business, as well as the Company's policies and management, since generally two-thirds of the Directors will have had prior experience and familiarity with the business of the Company. The Board believes that this continuity also contributes to more effective long-term strategic planning.

  Moreover, during the past two years there has been a marked resurgence in hostile takeover activity. The Board of Directors believes that a classified board offers some protection to stockholders against certain potentially coercive takeover tactics, whereby a party seeks or threatens to seek to acquire control of the Company on terms that do not offer the greatest value to all stockholders, or to advance the interests of the potential acquirer and not those of all stockholders. Because a classified board prevents such a party from threatening immediate removal of the incumbent Board of Directors, the incumbent Board of Directors would be in a position to act to maximize value for all stockholders.

  The classified Board is intended to encourage persons who may seek to acquire control of the Company to initiate such action through negotiations with the Board. At least two meetings of stockholders generally would be required to replace a majority of the Board. By reducing the threat of an abrupt change in the composition of the entire Board, classification of directors would give the Board sufficient time to review any takeover proposal, study appropriate alternatives and achieve the best result for all stockholders. The Board believes that although a classified Board enhances the ability to negotiate favorable terms with a proponent of an unsolicited proposal, it does not necessarily discourage takeover offers.

  The Act provides that a corporation may elect to be exempt from its classified Board provisions by a vote of the directors, or by a vote of the holders of two-thirds of the outstanding voting stock. Therefore, the adoption of this proposal would not in itself eliminate the classified Board, but would only amount to an advisory recommendation to the Board that it take the necessary steps to achieve that outcome.

  The Board continues to believe that a classified Board of Directors promotes continuity of experience on the Board, provides for an orderly succession of directors and would encourage any unsolicited bidder for control of the Company to negotiate directly with the Board, which is in the best position to fairly represent the interests of all of the stockholders. FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.
                                                       -------

VOTE REQUIRED

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOREGOING RESOLUTION
                                           -------
FOR THE REASONS STATED ABOVE. Approval of the proposal, which would not itself declassify the Board, requires the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote and represented in person or by proxy at the meeting (assuming a quorum is present). Abstentions and broker non-votes will be counted to determine whether there is a quorum at the meeting, but will not be counted as affirmative votes.

                               4. OTHER MATTERS

  The Board of Directors of the Company is not aware of any other matters which may come before the meeting. If any other matters shall properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with their judgment on any such matters.

                              PROXY SOLICITATION

  The solicitation of proxies will be principally by mail, and may be followed by telephone and personal contacts by officers, directors or regular employees of the Company, or by employees of D.F. King & Company, Inc., proxy solicitors for the Company. The cost of soliciting proxies will be borne by the Company. The Company does not yet have a written agreement with D.F. King & Company, Inc. regarding the proxy solicitation. It is anticipated that the agreement with D.F. King & Company, Inc. will be on customary terms. The costs of proxy solicitation are not anticipated to exceed $20,000, unless circumstances require otherwise. Brokers and others holding shares of Common Stock in their names or in the names of their nominees will be expected to forward copies of the Company's proxy soliciting material to beneficial owners of such shares and to seek authority for execution of proxies and will be reimbursed by the Company for their reasonable expenses.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Company on or before October 29, 1996 to be considered for inclusion in the proxy material for that meeting. Any such proposal should be addressed as follows:

                                                Office of the Clerk
                                                The Stride Rite Corporation
                                                191 Spring Street
                                                P.O. Box 9191
                                                Lexington, Massachusetts
                                                 02173-9191

February 28, 1996

                          THE STRIDE RITE CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P          The undersigned hereby appoints ROBERT C. SIEGEL and STEPHEN R.
     DUMONT, and each of them acting solely, proxies, with full power of
R substitution and with all powers the undersigned would possess if personally present, to represent and vote, as designated below, all of the
O shares of Common Stock, par value $.25 per share, of The Stride Rite Corporation (the "Company") which the undersigned is entitled to vote at
X the Annual Meeting of Stockholders of the Company to be held at The First National Bank of Boston, Long Lane Room, Second Floor, 100 Federal Street,
Y Boston, Massachusetts, on Tuesday, April 23, 1996, at 10:00 A.M. (Boston time), and at any adjournment(s) or postponement(s) thereof, upon the matters set forth on the reverse side hereof and described in the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement and upon such other matters as may properly be brought before such meeting and any adjournment(s) or postponement(s) thereof.

          The undersigned hereby revokes any proxy previously given and acknowledges receipt of the Notice of and Proxy Statement for the aforesaid meeting.

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2 AND "AGAINST" PROPOSAL 3.

                          (PLEASE SIGN AND DATE ON REVERSE SIDE     SEE REVERSE
                      AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE)     SIDE

[X] Please mark
    votes as in
    this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.

                                                             FOR AGAINST ABSTAIN
1. Election of Directors               2. Proposal to ratify [_]   [_]     [_]
   Nominees: Margaret A. McKenna and      selection of
   Jeanette S. Wagner                     Coopers & Lybrand
                                          LLP as Auditors of
       FOR WITHHOLD                       the Company.
       [_]   [_]
                                       3. Proposal to adopt  [_]   [_]     [_]
                                          a shareholder
                                          proposal.
[_]
    ---------------------------------
For both nominees except as noted above
                                                                   MARK HERE [_]
                                                                 FOR ADDRESS
                                                                  CHANGE AND
                                                                NOTE AT LEFT


                                        Sign exactly as name appears on this
                                        Proxy. If the shares are registered in
                                        the names of two or more persons, each
                                        should sign. Executors, administrators,
                                        trustees, partners, custodians,
                                        guardians, attorneys and corporate
                                        officers should add their full titles as such.

Signature:                  Date:       Signature:                  Date:
          ------------------     -------          ------------------     ------